As filed with the Securities and Exchange Commission on August 29, 2014

Registration No. 333-177265

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3/A

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SUSSER HOLDINGS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	01-0864257
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

4525 Ayers Street

Corpus Christi, TX 78415

(361) 884-2463

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Thomas P. Mason

Senior Vice President, General Counsel and Secretary

Susser Holdings Corporation

3738 Oak Lawn Avenue

Dallas, TX 75219

(214) 981-0700

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

W. Matthew Strock

Vinson & Elkins L.L.P.

1001 Fannin Street, Suite 2500

Houston, Texas 77002

(713) 758-2222

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☑	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Form S-3 Registration Statement of Susser Holdings Corporation, a Delaware corporation (“Susser”) (the “Registration Statement”):

•	Registration Statement No. 333-177265, filed with the United States Securities and Exchange Commission (the “SEC”) on October 12, 2011, as amended on October 18, 2011.

Susser is filing this Post-Effective Amendment to its Registration Statement to withdraw and remove from registration the unissued and unsold securities issuable by Susser pursuant to the above referenced Registration Statement.

On August 29, 2014, pursuant to the terms of the Agreement and Plan of Merger, dated as of April 27, 2014 (the “Merger Agreement”), by and among Susser, Energy Transfer Partners, L.P. (“ETP”), Energy Transfer Partners GP, L.P., Heritage Holdings, Inc., Drive Acquisition Corporation (“Merger Sub”) and, for limited purposes set forth therein, Energy Transfer Equity, L.P., Merger Sub merged with and into Susser (the “Merger”), with Susser surviving as a direct and indirect wholly owned subsidiary of ETP.

As a result of the consummation of the transactions contemplated by the Merger Agreement, Susser has terminated all offerings of its securities pursuant to the Registration Statement. In accordance with an undertaking made by Susser in the Registration Statement to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offering, Susser hereby removes and withdraws from registration any and all securities of Susser registered pursuant to the Registration Statement that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 1 to Form S-3 and has duly caused this Post-Effective Amendment No. 1 to Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on August 29, 2014.

SUSSER HOLDINGS CORPORATION

By:	/s/ Mary E. Sullivan
Name:	Mary E. Sullivan
Title:	Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 has been signed below by the following persons in the capacities and on the date indicated.

SIGNATURE	TITLE	DATE

/s/ Robert W. Owens Robert W. Owens	Chief Executive Officer (Principal Executive Officer)	August 29, 2014

/s/ Mary E. Sullivan Mary E. Sullivan	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	August 29, 2014

/s/ Kelcy Warren Kelcy Warren	Director	August 29, 2014

/s/ Martin Salinas, Jr. Martin Salinas, Jr.	Director	August 29, 2014